Exhibit 5.1



                                April 30, 2002


Norfolk Southern Corporation
Three Commercial Place
Norfolk, Virginia  23510-2191

Ladies and Gentlemen:

I am Senior General Counsel of Norfolk Southern Corporation, a Virginia corporation (the "Corporation"), and, as such, I have acted as counsel to the Corporation in connection with the issuance and sale of the Corporation's Floating Rate Senior Notes due 2005, in the aggregate principal amount of $100,000,000 (collectively, the "Securities" or the "Designated Securities") pursuant to the Underwriting Agreement of the Corporation, dated April 25, 2002 (the "Base Underwriting Agreement"), and the Pricing Agreement, dated April 25, 2002 (the "Pricing Agreement" and, together with the Base Underwriting Agreement, the "Underwriting Agreement"), between the Corporation and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), which Pricing Agreement incorporates in its entirety all the provisions of the Underwriting Agreement. The Securities are to be issued, concurrently with $200,000,000 aggregate principal amount of 6% Senior Notes due 2008, under the Indenture, dated as of January 15, 1991 (the "Base Indenture"), between the Corporation and First Trust of New York, National Association (the name of which has been changed to U.S. Trust Bank National Association), as successor trustee (the "Trustee"), as supplemented by a First Supplemental Indenture, dated as of May 19, 1997 (the "First Supplemental Indenture"), by a Second Supplemental Indenture, dated as of April 26, 1999 (the "Second Supplemental Indenture"), by a Third Supplemental Indenture, dated as of May 17, 2000, by a Fourth Supplemental Indenture, dated as of February 6, 2001, by a Fifth Supplemental Indenture, dated as of July 5, 2001, by a Sixth Supplemental Indenture, dated as of April 25, 2002, and by a Seventh Supplemental Indenture dated as of April 25, 2002 (the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, collectively, the "Indenture"), between the Corporation and the Trustee with respect to the Securities.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

In connection with this opinion, I have examined (i) the Registration Statement on Form S-3 (File No. 333-57872), relating to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations under the Securities Act, of up to $1,000,000,000 aggregate principal amount of (A) debt securities, preferred stock, depositary shares and/or common stock of the Corporation, and/or (B) in conjunction with the Corporation's trust subsidiary, Norfolk Southern Capital Trust I, trust preferred securities and related guarantees of the Corporation, filed with the Securities and Exchange Commission (the "Commission") on March 29, 2001, under the Securities Act (the "Registration Statement"); (ii) the Prospectus Supplement, dated April 25, 2002 (the "Prospectus Supplement"), together with the Base Prospectus, dated April 3, 2001 (together, the "Prospectus"); (iii) the Statement of Eligibility under the Trust Indenture Act of 1939, as amended, on Form T-1 of the Trustee;
(iv) the documents incorporated by reference in the Prospectus through April 25, 2002; (v) the Indenture; (vi) the Securities and specimen certificates thereof; (vii) the Underwriting Agreement; (viii) the Pricing Agreement; (ix) the Restated Articles of Incorporation of the Corporation, as currently in effect; (x) the Bylaws of the Corporation, as currently in effect; and (xi) resolutions of the Board of Directors of the Corporation relating to the issuance and sale of the Securities and related matters.

I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Corporation and such agreements, certificates of public officials, certificates of officers or other representatives of the Corporation and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies and the authenticity of the originals of such latter documents. In making my examination of documents executed, or to be executed, by parties other than the Corporation, I have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such other parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Corporation and others.

I am a member of the Bar in the Commonwealth of Virginia, and I do not express any opinion as to the laws of any other jurisdiction other than the laws of the United States of America to the extent referred to specifically herein. However, I am aware of no difference between the laws of the Commonwealth of Virginia and the laws of the State of New York which cause me to believe that the opinions expressed herein would be inapplicable if they were furnished in connection with the laws of the State of New York. Insofar as the opinions set forth below relate to the Indenture and the Securities as valid, binding and enforceable obligations of the Corporation, I have relied solely upon an opinion letter of even date herewith from Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, with respect to all matters of New York law related thereto.

Based upon and subject to the foregoing, I am of the opinion that:

         1. The Indenture has been duly executed and delivered by the Corporation, and it is a valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except (a) to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (b) I express no opinion as to
         Section 512 of the Base Indenture.

         2. The Securities have been duly authorized, and when executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Corporation entitled to the benefits of the Indenture and enforceable against the Corporation in accordance with their terms, except (a) to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (b) I express no opinion as to
         Section 512 of the Base Indenture.

I hereby consent to the use of my name under the heading "Legal Matters" in the Prospectus. I also hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.


                                            Very truly yours,

                                            /s/ James A. Squires


                                            James A. Squires